From:

CRD#

broker AGREEMENT FOR THE OPPENHEIMER FUNDS

To:	OPPENHEIMERFUNDS DISTRIBUTOR, INC.

P.O. BOX 5270

DENVER, CO 80217-5270

Gentlemen:

We desire to enter into an agreement with you for making available to our customers and reselling to you shares of each of the open-end and closed-end “interval” investment companies, unit investment trusts and municipal fund securities (which include Section 529 college savings programs) of which you are, or may become, the Distributor or Sub-Distributor (hereinafter collectively referred to as the “Funds” and individually as a “Fund”) and whose shares are offered to the public at an offering price which may or may not include a sales charge (hereinafter referred to as “Shares”). With respect to the OppenheimerFunds Legacy Program, which invests in certain of the Funds through investment pools, reference is made to Paragraph 20 below. Additionally, with respect to the OFI Stable Value Trust, which is a collective investment trust of retirement plan assets, reference is made to Paragraph 21 below. Upon acceptance of this Agreement by you, we understand that we may offer shares and act as authorized agent for our customers’ purchase of Shares from you, subject, however, to all of the terms and conditions, and to your right, without notice, to suspend or terminate the sale of the Shares of any one or more of the Funds, and we agree to the following:

1.                  Shares will be made available at the current offering price in effect at the time the order of such Shares is confirmed and accepted by you at your office in Centennial, Colorado. All purchase orders, resale orders and applications of our customers submitted by us are subject to acceptance or rejection in your sole discretion and, if accepted, each purchase will be deemed to have been consummated at your office in Centennial, Colorado.

2.                  We represent and warrant to you that we are a member of the Financial Industry Regulatory Authority (“FINRA”), that such membership has not been suspended, and that we agree to maintain membership in FINRA. We agree to abide by the provisions of the Investment Company Act of 1940, as amended (the “1940 Act”), the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and all applicable rules and regulations of the Securities and Exchange Commission and FINRA, including without limitation, FINRA Rules of Conduct. We further agree to comply with all other applicable state and Federal laws and the rules and regulations of authorized regulatory agencies. We agree that we will not offer Shares in any state or other jurisdiction where they have not been qualified for sale or if you have not advised us in advance that such sale is exempt from such qualification requirements. We are responsible under this Agreement for inquiring of you as to the jurisdictions in which Shares have been qualified for sale.

3.                  We will make available to our customers Shares of any Fund only in accordance with the terms and conditions of its then-current Prospectus and Statement of Additional Information (collectively referred to as the “Prospectus”) and we will make no representations about such Shares not included in said Prospectus or in any authorized supplemental material supplied or authorized by you. We will not use any other offering materials for the Funds without your written consent. We will use our best efforts in the offer of Shares and agree to be responsible for the proper instruction and training of all brokerage personnel in this area employed by us, in order that the Shares will be offered in accordance with the terms and conditions of this Agreement and all applicable laws, rules and regulations. We agree to hold you harmless and indemnify you, the Funds, and your and their respective officers, directors, trustees and employees in the event that we, or any of our current or former employees or agents should violate any law, rule or regulation, or any provisions of this Agreement, which violation may result in any loss or liability to you, your affiliates or any Fund. If you determine to refund any amounts paid by an investor by reason of any such violation, we shall promptly return to you on demand any agency commissions previously paid by you to us with respect to the transaction for which the refund is made. Furthermore, we agree to indemnify you, your affiliates and the Funds against any and all claims, demands, controversies, actions, losses, damages, liabilities, expenses, arbitrations, complaints or investigations, including without limitation, reasonable attorneys’ fees and court costs that are the result of or arise directly or indirectly, in whole or in part, from you, your affiliates or the Funds acting upon instructions for the purchase, exchange or resale of uncertificated book shares received through your manual or automated phone system or the Fund/SERV program of National Securities Clearing Corporation; provided such loss, liability or damages are not the result of the gross negligence, recklessness or intentional misconduct of you, your affiliates or the Funds. All expenses which we incur in connection with our activities under this Agreement shall be borne by us. In connection with all purchase or resale orders, we are acting as agent for our customers and each transaction is for the account of our customer and not for our own account. Termination or cancellation of this Agreement shall not relieve us from the requirements of this paragraph as to transactions or occurrences arising prior to such termination.

2

4.                  Any applicable charge and agency commission relative to any sales of Shares made to our customers will only be at a rate or rates set forth in the then-current Prospectus of such Fund. In the event the Prospectus or statement of Additional Information provides for a minimum holding period in order for us to receive a dealer commission, asset-based sales charge, service fee or other payment and Shares relating to that payment are redeemed prior to the termination of that holding period, we are obligated to repay you a pro rata portion of such payment, based on the ratio of (i) the difference in the period of time such Shares were held and the minimum holding period to (ii) the holding period. You may recoup some or all of such amounts from and to the extent there are any other commissions or payments due and owing from you to us at any time, provided, however, that you are not obligated to accept repayment only out of such other commissions or payments and may demand payment directly from us at any time until such amounts are repaid in full. To secure our obligation to repay such payments, we hereby grant you, and you shall have, a security interest in any and all commissions and other payments due us under this Agreement or under any Distribution and Service Plan and Agreement for any of the Funds.

5.                  The rate(s) of any agency commission for sale of Shares are subject to change by you from time to time, and any decreases in such commissions shall be made upon 30 days’ written notice, and any orders placed after the effective date of such change, will be subject to the rate(s) in effect at the time of receipt of the payment by you. Such notice requirement shall not apply to any changes in the asset-based sales charges or service fees paid for such shares.

6.                  Payments for purchases of Shares made by us by telephone or wire order (including purchase orders received through your manual or automated phone system, or via the Fund/SERV program of National Securities Clearing Corporation), and all necessary account information required by you to establish an account or to settle a resale order, including, without limitation, the tax identification number of the purchaser, certified either by the purchaser or by us, shall be provided to you and received by you within three business days after your acceptance of our order or such shorter time as may be required by law. If such payment or other settlement information are not timely received by you, we understand that you reserve the right, without notice, to cancel the purchase or resale order, or, at your option in the case of a purchase order, to sell the Shares ordered by us back to the Fund, and in either case we shall promptly reimburse you for any loss to you or the Fund, including without limitation loss of your profit, suffered by you resulting from our failure to make the aforesaid timely payment or settlement. If sales of any Fund’s Shares are contingent upon the Fund’s receipt of Federal Funds in payment therefor, we will forward promptly to you any purchase orders and/or payments received by us for such Shares from our customers. With respect to purchase orders of uncertificated book shares placed via Fund/SERV, we shall retain in our files all applications and other documents required by you to establish an account or to settle a resale order. We will provide you with the original of such documents at your request.

3

7.                  We agree that we will act as broker with respect to Shares only if they are purchased from you or repurchased by you from our customers. If Shares are purchased from you by our customers, we warrant that such purchases are only for investment. If Shares are purchased by us from our customers for resale to you, we agree that such customers will be paid not less than the applicable repurchase price then quoted by the Fund.

8.                  You may consider any order we place for Fund shares to be the total holding of Shares by the investor, and you may assume that the investor is not entitled to any reduction in sales price beyond that accorded to the amount of that purchase order as determined by the schedule set forth in the then-current Prospectus, unless we advise you otherwise when we place the order.

9.                  We may place resale orders with you for Shares owned by our customers, but only in accordance with the terms of the applicable Fund Prospectus. We understand and agree that by placing a resale order with you by wire or telephone (including resale orders for uncertificated book shares placed via your manual or automated phone system or via the Fund/SERV program of National Securities Clearing Corporation), we represent to you that a request for the redemption of the shares covered by the resale order has been delivered to us by the registered owner(s) of such shares, and that such request has been executed in the manner and with the signature(s) of such registered owner(s) guaranteed as required by the then-current Prospectus of the applicable Fund. Such resale orders shall be subject to the following additional conditions:

(a)               We shall furnish you with the exact registration, account number and Class of Shares to be redeemed at the time we place a resale order by wire or telephone. Other than for resale orders of uncertificated book shares placed via Fund/SERV, we shall tender to you, within 3 business days of our placing such resale order: (i) a stock power or letter, duly signed by the registered owner(s) of the Shares which are the subject of the order, duly guaranteed, (ii) any Share certificates required for such redemption, and (iii) any additional documents which may be required by the applicable Fund or its transfer agent, in accordance with the terms of the then-current Prospectus of the applicable Fund and the policies of the transfer agent. With respect to resale orders of uncertificated book shares placed via Fund/SERV, we shall retain in our files all documents required by you to effect such transaction. We will provide you with the original of such documents at your request.

(b)               The resale price will be the next net asset value per share of the Shares computed after your receipt, prior to the close of the New York Stock Exchange (“NYSE”), of an order placed by us to resell such Shares,

4

except that orders placed by us after the close of the NYSE on a business day will be based on the Fund’s net asset value per share determined that day, but only if such orders were received by us from our customer prior to the close of business of the NYSE that day and if we placed our resale order with you prior to your normal close of business that day.

(c)               In connection with a resale order we have placed, if we fail to make delivery of all required certificates and documents in a timely manner, as stated above (other than for resale orders placed via Fund/SERV), or if the registered owner of the Shares subject to the resale order redeems such Shares prior to our settlement of the order, you have the right to cancel our resale order. If any cancellation of a resale order or if any error in the timing of the acceptance of a resale order placed by us shall result in a loss to you or the applicable Fund, we shall promptly reimburse you for such loss.

10.              If any Shares sold to our customers under the terms of this Agreement are redeemed by any of the Funds (including without limitation redemptions resulting from an exchange for Shares of another Fund) or are repurchased by you as agent for the Fund or are tendered to a Fund for redemption within seven business days after your confirmation to our customers of our original purchase order for such Shares, we shall promptly repay you the full amount of the agency commission (including any supplemental commission) allowed to us on the original sale, provided you notify us of such repurchase or redemption. Termination, amendment or cancellation of this Agreement shall not relieve us from the requirements of this paragraph.

11.              We will comply with, and conform our practices to, any and all written compliance standards and policies and procedures that you may from time to time provide to us.

12.              Your obligations to us under this Agreement are subject to the provisions of any agreements entered into between you and the Funds and any plans adopted by the Funds under Rule 12b-1 under the 1940 Act. If we are paid a service fee by you or by any of the Funds, we agree to provide, at the request of you or such Funds, verifications that such payments were used for personal services and/or the maintenance of personal accounts, related to the Shares held by our customers. We agree to waive payment of the 12b-1 fees until you are in receipt of the fee from the Funds and we understand that your liability for the fee payable to us is limited solely to the proceeds of the receivable. We understand and agree that you are in no way responsible for the manner of our performance of, or for any of our acts or omissions in connection with, the services we provide under this Agreement. Nothing in this Agreement shall be construed to constitute us or any of our agents, employees or representatives as the agent or employee of you or any of the Funds.

5

With respect to shares of non-Oppenheimer Funds purchased by our clients through the OppenheimerFunds Recordkeeper Pro program, we understand and agree that you will forward to us the 12b-1 service fees (or such other fees as may be hereafter identified are denominated) paid by such non-Oppenheimer Funds within a reasonable time after receiving such service fees from the non-Oppenheimer Funds; provided, however, that you shall not owe us or otherwise be liable for, nor shall you be obligated to pay to us, any such fees unless and until you actually receive such fees from the non-Oppenheimer Funds. Additionally, we hereby direct Financial Administrative Services Corporation or such other entity chosen by you to provide recordkeeping and other services to our retirement plan clients under the OppenheimerFunds Recordkeeper Pro program (“Recordkeeper”) to provide on our behalf, personal services and administrative support services to our clients’ accounts held under the OppenheimerFunds Recordkeeper Pro program and we understand and agree that the service fee paid by the Class C shares of the Oppenheimer Funds purchased by our clients through the OppenheimerFunds Recordkeeper Pro program will be paid by you to Recordkeeper to reimburse it for providing the personal services and administrative support services.

13.              We undertake to promptly notify you if we are not now a member of the Securities Investor Protection Corporation (or its successor) (“SIPC”), or if at any time during the term of the Broker Agreement we cease being a member of SIPC. Such notice shall be in writing and shall be sent via first class mail to: OppenheimerFunds Distributor, Inc., Attn: Vice President – Dealer Operations Support, P.O. Box 5270, Denver, CO 80217-5270.

14.              We may terminate this Agreement by written notice to you, which termination shall become effective ten days after the date of mailing such notice to you. We agree that you have and reserve the right, in your sole discretion without notice to us, to suspend sales of Shares of any of the Funds, at any time, or to withdraw entirely the offering of Shares of any of the Funds, at any time, or, in your sole discretion, to modify, amend or cancel this Agreement upon written notice to us of such modification, amendment or cancellation, which shall be effective on the date stated in such notice. Without limiting the foregoing, you may terminate this Agreement if we violate any of the provisions of this Agreement, said termination to become effective on the date you mail such notice to us. Without limiting the foregoing, and any provision hereof to the contrary notwithstanding, our expulsion from FINRA will automatically terminate this Agreement without notice; our suspension from FINRA, the appointment of a trustee for all or substantially all of our business assets, or our violation of applicable state, Federal or foreign laws or rules and regulations of authorized regulatory agencies will terminate this Agreement effective upon the date you mail notice to us of such termination. Your failure to terminate this Agreement for a particular cause shall not constitute a waiver of your right to terminate this Agreement at a later date for the same or any other cause. All notices hereunder shall be to the respective parties at the addresses listed hereon, unless such address is changed by written notice sent to the last address of the other party provided under this Agreement. Any consent given by

6

you to hyperlink any web site under your control to oppenheimerfunds.com is immediately withdrawn upon termination of this Agreement. In the event of any such termination, we shall promptly eliminate or terminate any such links to, or frames of, oppenheimerfunds.com or any portion thereof.

15.              This Agreement shall become effective as of the date when it is executed and dated by you below and shall be in substitution of any prior agreement between you and us covering any of the Funds. This Agreement and all the rights and obligations of the parties hereunder shall be governed by and construed under the laws of the State of New York applicable to agreements to be performed in New York, without giving effect to choice of law rules. This Agreement is not assignable or transferable, except that you may without notice or consent from us, assign or transfer this Agreement to any successor firm or corporation which becomes the Distributor or Sub-Distributor of the Funds or assign any of your duties under this Agreement to any entity under common control with you.

16.              Each party represents and acknowledges that it maintains policies relating to the privacy of consumer financial information in accordance with Regulation S-P. We agree to promptly notify the Distributor upon discovery of the loss, or unauthorized disclosure of non-public personal information of our customers.

17.              We represent that we have established and will maintain an anti-money laundering (“AML”) program reasonably designed to comply with all applicable AML laws and regulations, including applicable provisions of the Bank Secrecy Act and the USA PATRIOT Act of 2001, as well as with all regulations administered by the U.S. Department of the Treasury’s Office of Foreign Asset Control.

18.              By signing this Agreement, we represent and warrant to you that this Agreement has been duly authorized by us by all necessary action, corporate or otherwise, and is signed on our behalf by our duly authorized officer and registered principal.

19.              Set forth on Appendix A hereto are the Policies and Procedures With Respect to Sales of Multiclass Oppenheimer Funds.

20.              We acknowledge and agree that Appendix B hereto titled “Policies and Procedures With Respect to the OppenheimerFunds Legacy Program” shall govern our participation in the OppenheimerFunds Legacy Program. In the event of any inconsistency between the provisions of Appendix B and the provisions in this main Agreement, the provisions of Appendix B shall govern.

(continued)

7

21.              We acknowledge and agree that Appendix C hereto titled “Terms and Conditions Relating to OFI Stable Value Trust Effective January 3, 2006” shall govern our facilitation in the offering of units of the OFI Stable Value Trust.

By: _____________________________________

(Authorized Signature of Broker)

Name: __________________________________

Title: ___________________________________

Date: ____________________

FINRA CRD Number: _______________________

Accepted:

OPPENHEIMERFUNDS DISTRIBUTOR, INC.

By: _____________________________________

Name: __________________________________

Title: ___________________________________

Date: ____________________

JP Morgan Clearing Corp Broker Agreement.doc

8

APPENDIX A

POLICIES AND PROCEDURES WITH RESPECT TO SALES OF MULTICLASS OPPENHEIMER FUNDS

The “Multiclass” Oppenheimer Funds offer one or more of the following classes of shares--shares subject to a front-end sales charge (“Class A Shares”), shares subject to an asset-based sales charge and a declining contingent deferred sales charge (“Class B Shares”), shares subject to an asset-based sales charge and a 12-month contingent deferred sales charge (“Class C Shares”), shares offered to certain retirement plans (“Class N share”) and shares offered to certain institutional investors (“Class Y shares”). It is therefore important for investors not only to choose a fund appropriate for their investment objectives, but also to choose the appropriate distribution arrangement, based on a variety of factors including the amount invested and the expected duration of the investment. To assist investors in these decisions, we are instituting the following policy:

1.	Purchase order(s) by a “single purchaser” of Class B shares of Oppenheimer Funds described in their respective prospectuses as “Eligible Funds” should be reviewed by your Dealer’s appropriate personnel, who must approve the purchase order ticket in light of the relevant facts and circumstances, including:

(a)	The specific purchase order dollar amount;
(b)	The length of the time the investor expects the investment will be held; and
(c)	Any other relevant circumstances, such as the availability of a reduced sales charge for purchasing Class A Shares under rights of accumulation or a letter of intent, and anticipated changes in the fund’s per share net asset value.

2.	Purchase order(s) by a “single purchaser” for either $100,000 or more of Class B shares or $1,000,000 or more of Class C shares of one or more Oppenheimer funds described in their respective prospectuses as “Eligible Funds” will not be permitted.

For purposes of these policies and procedures, “single purchaser” is defined as the purchaser or the purchaser’s eligible family members, as set forth in the relevant Oppenheimer fund’s Statement of Additional Information.

A-1

The instances in which one distribution arrangement may be more appropriate than the other include the following:

Investors who would qualify for a reduced front-end sales charge on Class A Shares may determine that payment of such a reduced front-end sales charge is preferable to payment of a higher ongoing asset-based sales charge in another Class. On the other hand, investors whose orders would not qualify for a Class A reduced sales charge may wish to defer the sales charge and have their entire investment applied to purchase Class B or Class C Shares. However, if such an investor anticipates redeeming Class B Shares within a short period of time, such as within one year, that investor may, depending on the amount purchased, bear higher distribution expenses than if Class A Shares had been purchased instead. In addition, investors who intend to hold their shares for a significantly long time may not wish to bear the higher ongoing asset-based sales charges of Class B or Class C Shares irrespective of the fact that the contingent deferred sales charge that would apply to a redemption of Class B shares is reduced over time and is ultimately eliminated, or that the contingent deferred sales charge that would apply to a redemption of Class C shares is relatively small in duration and amount. A redemption fee may be charged on shares of certain funds held for a very short period of time. Investors should be advised that the funds are intended as a long-term investment, and in appropriate circumstances, should be advised of the redemption fee.

Your appropriate personnel must ensure that all employees receiving investor inquiries about the purchase of shares of Multiclass Oppenheimer funds advise the investor of the alternative distribution methods offered, and the impact of choosing one method over another. It may be appropriate for your appropriate personnel to discuss specific purchases of the types described above with the investor.

This policy has been updated through July 15, 2004. It is effective with respect to any order for the purchase of shares of all Multiclass Oppenheimer Funds placed on or after that date. Questions relating to this policy should be directed to your appropriate personnel, who may obtain further information from OppenheimerFunds Distributor, Inc.’s Dealer Services Department at 1.800.525.7040.

A-2

APPENDIX B

POLICIES AND PROCEDURES WITH RESPECT TO OPPENHEIMERFUNDS LEGACY PROGRAM

As determined by OppenheimerFunds, Inc. (or an affiliate) and as approved by the Board of Directors of the Program (as hereinafter defined), certain of the Funds and the Shares (each as defined in the Agreement to which this Appendix B is an addendum) will be available for purchase by the OppenheimerFunds Legacy Program (the “Program”), a tax-exempt charitable organization under Section 501(c)(3) of the Internal Revenue Code of 1986. Donations (“Donations”) received by the Program will be irrevocable and thereafter invested by and on behalf of the Program in the Shares, as approved and directed by the Board of Directors of the Program based on recommendations received from Program donors (the “Participants”), pending disbursement as grants to qualifying charitable organizations. Donations will qualify as current charitable gift deductions for Participants. We are a registered broker-dealer or authorized financial institution that intends to make customers aware of the Program. The Program is described in the current Legacy Program Guidebook (the “Guidebook”), Legacy Program Consumer Brochure (the “Brochure”) and Financial Advisor Fact Sheet, copies of which have been provided to us. Each applicable Fund’s prospectus as in effect from time to time (the “Prospectus”) will be made available.

In connection with the participation in the Program by our customers, which may result in distribution of Shares by the Fund to the Program, we are authorized to provide and have agreed to provide Program participation assistance and administrative services in support of Participant accounts, as described below, upon the following terms and conditions:

1.                  Applications for Program participation and the handling thereof will be subject to instructions provided by OppenheimerFunds Distributor, Inc. (“OFDI”) from time to time. All applications are subject to acceptance by the Program at its offices. The Program reserves the right in its sole discretion to reject any application. The minimum Donation is set forth in the current Guidebook.

We agree that we will not assist in the completion of any Program application or forward it to the Program unless we previously have delivered or caused to be delivered to such proposed Participant a copy of the Guidebook and the Brochure.

With respect to any and all Participants in the Program, subject to the terms of this Appendix B, it is understood and agreed in each case that unless agreed to by OFDI in writing: (a) we will be acting solely as agent for the Participant and not as agent for OFDI or the Program; (b) the decision to participate will be made solely by the Participant; (c) instructions which we may provide to OFDI on behalf of a Participant will be solely as agent for the

B-1

Participant; and (d) we will refer to the Program all Participant questions relating to the operation of the Program, including, but not limited to, the Program’s investment in Shares.

We alone are responsible for determining whether participation in the Program is suitable for our customer and which investment allocation is appropriate.

We shall not effect any transactions in the Program or induce any action by a Participant by means of any manipulation, deceptive or other fraudulent device or contrivance and shall otherwise deal equitably and fairly with our customers with respect to participation in the Program.

2.                  For our services hereunder, we may be eligible to receive the following compensation from OFDI:

(a)               Program Participation Assistance. We may receive compensation for our efforts in assisting those who wish to participate in the Program to do so (“Participation Assistance Fees”). In consideration of receipt of Participation Assistance Fees, we will make customers aware of the Program; we will arrange and hold meetings with customers concerning the Program; we will assist customers in completing documentation required to participate in the Program; we will obtain and transmit information regarding prospective Participants to the Program; we will refer to the Program questions relating to the operation of the Program; and otherwise act as liaison between prospective Participants and the Program.

(b)               Service Fee. We may also be paid an account service fee (the “Account Service Fee”) with respect to each Participant account maintained by the Program, subject to our compliance with the Agreement and this Appendix B and to our providing the services to and acting as liaison with Participants including but not limited to (1) maintaining regular contact with Participants and assisting in referring to the Program inquiries concerning the Program, including the performance of the Participant Account investments; (2) assisting OFDI and the Program in effecting and maintaining accurate Participant accounts and records; (3) assisting Participants in effecting administrative changes such as account addresses; and (4) providing any other information or services as the Participants or OFDI may request. Any such Account Service Fee shall be subject to and in accordance with applicable laws, rules and regulations and applicable guidelines and rules of the Financial Industry Regulatory Authority (“FINRA Rules”).

We acknowledge and agree that the Participation Assistance Fee and the Account Service Fee are the only forms of compensation for which we may be eligible for participating in the Program. We further acknowledge and agree that the Participation Assistance Fee and the Account Service Fee are payable by OFDI,

B-2

not by the Program, from 12b-1 payments otherwise payable by the Funds to dealers, brokers, banks and other financial institutions in respect of sales of Class C Shares of the Funds. OFDI reserves the right, without notice, to increase, decrease or terminate any Program Participation Assistance or Account Service Fee.

3.                  We shall be an independent contractor and neither we nor any of your directors, partners, officers or employees as such, is or shall be an employee of OFDI, of the Program or of the Fund. We are responsible for our own conduct and the employment, control and conduct of our agents and employees and for injury to such agents or employees or to others through our agents or employees.

4.                  We will be responsible for insuring our compliance with all laws and regulations including those of FINRA, the Securities and Exchange Commission and any state regulatory body having jurisdiction over us or our customers.

5.                  No person is authorized to make any representations concerning (1) the Program, except those contained in the Guidebook, the Brochure and in such printed information as may be issued by the Program for use as information supplemental to the Guidebook; or (2) the Shares, except those contained in the Prospectus and Statement of Additional Information relating thereto (the “SAI”) and in such printed information as may be issued by OFDI for use as information supplemental to the Prospectus. In communications regarding the Program to Participants, we shall rely solely on the representations contained in the aforementioned materials. Any applicable registrations with respect to state charitable solicitation laws and any qualification of Shares in the various states, including the filing of any state or further state notices, and any printed information which we furnish other than the Prospectus and SAI and periodic reports are our sole responsibility to the extent required and not the responsibility of the Program, and we agree that the Program shall have no liability or responsibility to us in these respects.

6.                  As to broker/dealers, we represent that we are a member in good standing of FINRA and agree that termination or suspension of such membership at any time shall terminate this Appendix B, notwithstanding anything set forth herein to the contrary, and that if we are a foreign dealer (a) we are registered under the Securities Exchange Act of 1934 and (b) we will conform to the FINRA Rules. We agree that we will immediately advise you of any termination or suspension of such membership or registration.

7.                  We and agree that all disputes between us of whatever subject matter, whether existing on the date hereof or arising hereafter, shall be submitted to arbitration in accordance with the Code of Arbitration Procedure of FINRA, or similar rules or code, in effect at the time of the submission of any such dispute.

B-3

8.                  The Program, without notice, may be suspended or terminated entirely at any time without notice. OFDI reserves the right to amend this Appendix B at any time and we agree that the submission of a Donor Contribution Agreement after notice of any such amendment has been sent to us shall demonstrate conclusively our agreement to any such amendment.

9.                  Additional copies of the Guidebook and Brochure, any other Program information and the Prospectus, SAI and any printed information issued supplementing the Prospectus will be supplied by you in reasonable quantities upon request.

10.              We will indemnify and hold harmless OFDI and each of its directors and officers and each person, if any, who controls OFDI within the meaning of Section 15 of the Securities Act of 1933 (the “Act”), against any loss, liability, damages, claim or expense (including the reasonable cost of investigating or defending any alleged loss, liability, damages, claim or expense and reasonable counsel fees incurred in connection therewith), arising by reason of any Participant’s participation in the Program, which may be based upon the Act or any other statute or common law, on account of any wrongful act by us or any of our employees (including any failure to conform with any requirement of any state or federal law or FINRA Rules relating to the offering of the Program), unless any such act was made in reliance upon information furnished to us by or on behalf of OFDI, provided, however, that in no case (i) is the indemnity by us in favor of any person indemnified to be deemed to protect OFDI or any such person against any liability to which OFDI or any such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its or his duties or by reason of its or his reckless disregard of its or his obligations and duties under this Agreement, or (ii) are we to be liable under our indemnity agreement contained in this paragraph with respect to any claim made against OFDI or any person indemnified unless OFDI or such person, as the case may be, shall have notified us in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon OFDI or upon such person (or after OFDI or such person shall have received notice of such service on any designated agent), but failure to notify us of any such claim shall not relieve us from any liability that we may have to OFDI or any person against whom such action is brought otherwise than on account of our indemnity agreement contained in this paragraph. We shall be entitled to participate, at our own expense, in the defense, or, if we so elect, to assume the defense of any suit brought to enforce any such liability, but, if we elect to assume the defense such defense shall be conducted by counsel chosen by us and satisfactory to OFDI, or to its officers or directors, or to any controlling person or persons, defendant or defendants in the suit. In the event that we assume the defense of any such suit and retain such counsel, OFDI or such officers or directors or controlling person or persons, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained, by them, but, in case we do not elect to assume the defense of any such suit, we shall reimburse OFDI and such officers, directors or controlling person or persons, defendant or defendants in such suit, for the reasonable fees and expenses of any counsel retained by them. We agree promptly to notify OFDI of the commencement of any litigation or proceedings against it in connection with the

B-4

offer, issue and sale of any Shares.

OFDI will indemnify and hold harmless you and each of your directors and officers and each person, if any, who controls you within the meaning of Section 15 of the Act against any loss, liability, damages, claim or expense (including the reasonable cost of investigating or defending any alleged loss, liability, damages, claim or expense and reasonable counsel fees incurred in connection therewith), arising by reason of any Participant’s participation in the Program, which may be based upon the Act or any other statute or common law, on account of any wrongful act by OFDI or any of its employees (including any failure to conform with any requirement of any state or federal law or FINRA Rules), unless any such act was made in reliance upon information furnished to OFDI by or on behalf of you, provided, however, that in no case (i) is the indemnity by OFDI in favor of any person indemnified to be deemed to protect us or any such person against any liability to which we or any such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of our or his duties or by reason of our or his reckless disregard of its obligations and duties under this Appendix B, or (ii) is OFDI to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against us or any person indemnified unless we or such person, as the case may be, shall have notified OFDI in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon us or upon such person (or after we or such person shall have received notice of such service on any designated agent), but failure to notify OFDI of any such claim shall not relieve OFDI from any liability which OFDI may have to us or any person against whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph. OFDI shall be entitled to participate, at its own expense, in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any such liability, but, if it elects to assume the defense, such defense shall be conducted by counsel chosen by OFDI and satisfactory to us, or to our officers or directors, or to any controlling person or persons, defendant or defendants in the suit. In the event that OFDI assumes the defense of any such suit and retains such counsel, we or such officers or directors or controlling person of persons, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by it, but in case OFDI does not elect to assume the defense or any such suit, OFDI shall reimburse us and such officers, directors or controlling person or persons, defendant or defendants in such suit, for the reasonable fees and expenses of any counsel retained by us or him. OFDI agrees promptly to notify us of the commencement of any litigation or proceedings against it in connection with the offer, issue and sale of any Shares.

11.              This Appendix B shall become effective as of the date it is mailed by you and supersedes any prior agreement between us with respect to the sale of Shares of any of the Funds for the Program.

B-5

APPENDIX C

terms and conditions RELATING TO OFI Stable Value Trust EFFECTIVE JANUARY 3, 2006

OPPENHEIMERFUNDS, INC. gives your firm (“Firm”) the opportunity to facilitate the offer of the OFI Stable Value Trust, a collective investment trust (the “Fund”) maintained by OFI Trust Company, a limited purpose, New York State chartered trust company (the “Trustee”), to retirement plans that are clients of the Firm and seek to invest in the Fund.

The Fund has been established for the collective investment of retirement plan assets. Units of the Fund are exempt securities pursuant to Section 3(a)(2)(C) of the Securities Act of 1933, as amended (the “Securities Act”). The Fund is a collective trust excepted from regulation as an investment company pursuant to Section 3(c)(11) of the Investment Company Act of 1940.

Upon executing the attached agreement with OppenheimerFunds Distributor, Inc. (“OFDI”) the Firm has the ability to offer and sell (or to act as agent or in a similar capacity) the Oppenheimer family of funds (the “Agreement”). If the Firm elects to facilitate the offer or sale of the Fund to the Firm’s retirement plan clients, this appendix to the Agreement (the “Appendix”) sets forth the terms and conditions applicable to such offer or sale of the Fund and shall be retained with the Agreement. Specifically, this Appendix shall supplement the Agreement by (i) defining the responsibilities of the parties with respect to the offer or sale of units of the Fund, and (ii) providing for compensation of the Firm for facilitating the offer or sale of the Fund to retirement plans (as defined below) and providing ongoing services to such plans with respect to units of the Fund.

Supplemental Terms and Conditions

The following supplemental terms and conditions of the Agreement apply with respect to the Fund:

1.                  The Firm understands and agrees that units of the Fund will be sold only to employee benefit plans (each, a “Plan”) that are tax exempt pursuant to Section 501(a) of the Internal Revenue Code of 1986, as amended (“IRC”), as part of a defined contribution plan that qualifies under Section 401 thereof, or a deferred compensation plan that is maintained by or on behalf of a government employer pursuant to Section 457 thereof, and either (a) that do not cover any self-employed individual, or (b) as to which the requirements of Rule 180 under the Securities Act (relating to investment of retirement plan assets held for self-employed individuals) have been satisfied.

C-1

2.                  In connection with offering units of the Fund to Plans, the Firm (i) shall comply with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including the prohibited transaction restrictions of section 406 of ERISA, as well as the applicable prohibited transaction restrictions of section 4975 of the IRC; and (ii) it has established, or will establish, written procedures to ensure compliance with the requirements of ERISA and section 4975 of the IRC.

3.                  The Firm shall not acquire units of the Fund as principal for resale. Rather, units shall be offered by the Fund to the Plans directly through an agreement (“Participation Agreement”) between the Trustee, on behalf of the Fund, and the Plan. For each investing Plan, the Firm shall obtain a completed copy of the Participation Agreement, signed by an appropriate Plan representative who is independent of the Firm. The Firm understands that units of the Fund are not offered by prospectus and agrees that it shall not use any materials to describe the Fund other than those provided to the Firm by OFDI.

4.                  Distributor represents that its affiliate, Trustee, as trustee of the Fund, will collect fees from the Fund for services provided to the Fund. From the fees it collects from the Fund, the Trustee has agreed to the payment of a fee to the Firm for its role in offering and servicing the classes of units acquired by a Plan. Provided that an appropriate Plan representative for each investing Plan approves such payment by completing the Participation Agreement, OFDI, as agent for the Trustee, may pay the Firm a fee at an annual rate based on a percentage of the net asset value of units of the Fund held by such Plan, and subject to the terms of the Participation Agreement and the type of Fund units held. Such fee shall be calculated and paid as mutually agreed by Distributor and the Firm, and unless otherwise agreed, such fee shall be calculated and paid in a substantially similar manner as any fees currently payable under the Agreement. The Firm understands that it shall have no right of recourse against the assets of the Fund with respect to such fee, and that Trustee and OFDI reserve the right, without notice, to increase, decrease or terminate any such fee at any time.

5.                  The indemnification by the Firm contained in Section 3 of the Agreement hereby extends to the Fund, the Trustee, OFDI and their respective officers, directors and employees, and to the offering of units of the Fund described in this Appendix, in connection with the subject matter hereof.

6.                  This Appendix C shall become effective as of the date it is mailed by the Firm and supersedes any prior agreement between OFDI with respect to the offering of units of the Fund described in this Appendix. Furthermore, the facilitation of the offer, sale or re-sale of units of the Fund by the Firm constitutes its understanding of and consent to all of the terms and conditions of this Appendix.

C-2